                                                                   EXHIBIT 10.14

                              EMPLOYMENT AGREEMENT

       THIS EMPLOYMENT AGREEMENT is made and entered into as of this 27th day of February, 1998, by and among LAMALIE ASSOCIATES, INC., a Florida corporation ("LAI"), WARD HOWELL INTERNATIONAL, INC., a Connecticut corporation and the wholly-owned subsidiary of LAI (the "Company"), and NAME, residing at Address, City, State Zip (the "Partner").

                              W I T N E S S E T H:

1. EMPLOYMENT

       The Company hereby employs the Partner, and the Partner hereby accepts such employment, upon the terms and subject to the conditions set forth in this Agreement.

2. TERM

       Subject to the provisions for termination as hereinafter provided, the term of employment under this Agreement shall be effective as of the date first above written and shall continue for a period of three years from the date of this Agreement.

3. COMPENSATION

       (a) Partner Compensation Plan. (i) All compensation to be paid by the Company to the Partner shall be determined in accordance with the LAI Partner Compensation Plan dated March 1, 1997 (the "Partner Compensation Plan") as adopted by the Compensation Committee (the "Committee") of the Board of Directors of LAI (the "LAI Board"). For a period of three (3) years following the date of this Agreement, the Partner Compensation Plan applicable to the Partner under this Agreement may be amended with respect to the Partner only upon the affirmative vote of holders of two thirds (2/3) or more of the shares of LAI Common Stock then held by former shareholders of Ward Howell International, Inc., a Connecticut corporation ("Ward Howell") who are then employees of the Company, if such shares were acquired by them in connection with the Merger Agreement dated February 20, 1998 by and among LAI, the Company and Ward Howell (the "Merger Agreement"), but excluding for this purpose all such shares held by Michael Corey, Patrick Corey, Paul Hanson and Thomas Moran.

              (ii) The foregoing to the contrary notwithstanding, for the period January 1, 1998 through February 29, 1999, the Partner will be entitled to receive compensation under the Partner Compensation Plan at the rate of 35% of billings on the first $400,000 of billings and 50% of all billings in excess of $400,000. Solely for purposes of determining the amount of billings for which the Partner shall be credited in making the foregoing determination, the Partner's billings at Ward Howell during January and February 1998 shall be taken into account.

       (b) Base Salary. Subject to the terms of the Partner Compensation Plan, the Company shall pay to the Partner as basic compensation for all services rendered by the Partner during the term of this Agreement an initial basic annualized salary of $Salary per year, payable monthly or in other more frequent installments, as determined by the Company (the "Base Salary"). The Base Salary shall be treated as an advance against billings generated by the Partner, as more fully set forth in the Partner Compensation Plan.

       (c) Bonuses. In addition to the Base Salary to be paid pursuant to
Section 3(b) of this Agreement, during the term of this Agreement or any renewal or extension, the Company shall pay to the Partner as incentive compensation monthly bonuses based on billings in accordance with the terms of the Partner Compensation Plan. In addition, the Board, in its discretion, may award a bonus or bonuses to the Partner at the Company's fiscal year end, also in accordance with the terms of the Partner Compensation Plan.

       (d) Stock Option Award. The Partner shall participate in LAI's 1998 Omnibus Stock and Incentive Plan as currently in effect ("the Omnibus Plan"), in accordance with the terms thereof, through the grant on the date hereof of options to purchase _____ shares of LAI's common stock at the closing price on the Nasdaq Stock Market (NMS) on the date of grant (the "Options"). The Options shall vest over a period of five (5) years at the rate of 20% per year, and shall have a term of ten (10) years. Attached hereto as Exhibit A is a Stock Option Certificate in the form to be issued to evidence the Options. The parties acknowledge that the Options will be issued subject to obtaining approval of the Omnibus Plan by LAI's stockholders at their 1998 annual meeting. If such approval is not obtained, LAI will cause the Options to be reissued promptly thereafter on substantially the same terms and conditions as those specified in the first two sentences of this Section 3(d), including the use of the initial date of grant as the starting date for vesting purposes and the same exercise price as under the original Options; provided, however, in the event of such a re-issuance, the parties recognize the options so re-issued will not be able to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

       (e) Reimbursement. The Company shall reimburse the Partner, in accordance with the Company's policies and practices for Partners, for all reasonable expenses incurred by the Partner in the performance of the Partner's duties under this Agreement, provided, however, that the Partner has furnished to the Company an itemized account, reasonably satisfactory to the Company, in substantiation of such expenditures.

       (f) Other Benefits. The Partner shall be entitled to such fringe benefits including, but not limited to, medical and other insurance benefits as may be provided from time to time by the Company to other Partners of the Company which shall be the same as the benefits provided by LAI to its Partners.

       (g) Other Incentive and Benefit Plans. The Partner shall be eligible to participate, in accordance with the terms of such plans as they may be adopted, amended and administered from time to time, in incentive, bonus, benefit or similar plans, including without limitation, any stock option, bonus or other equity ownership plan, any short, mid or long term incentive plan and any other bonus, pension or profit sharing plans now existing or hereafter established by the Company or LAI from time to time for its Partners.

4. DUTIES

       (a) General. The Partner is engaged as a Partner of the Company. The Partner's duties and responsibilities shall be commensurate with the Partner Role Definition as in effect from time to time (the "Partner Role Definition"). The Partner acknowledges having previously received a copy of the Partner Role Definition as currently in effect in the form attached as Exhibit B to this Agreement. Specific duties and responsibilities consistent with the Partner Role Definition may be assigned to the Partner by the Board of Directors of the Company (the "Board") or the LAI Board from time to time.

       (b) Home Office. The parties acknowledge that the Partner will render services hereunder principally from the Company's office located in ______ (the "Partner's Home Office"). The parties recognize that effectively carrying out the duties and responsibilities of the Partner Role Definition and, accordingly, the effective performance of the Partner's duties under this Agreement, will involve significant amounts of travel away from the locale of the Partner's Home Office. However, the Partner shall not be obligated to relocate to an office from which the Partner is to principally render services located outside of the general locale of the Partner's Home Office.

5. EXTENT OF SERVICES

       During the term of the Partner's employment under this Agreement, the Partner shall devote full-time energy and attention during regular business hours to the benefit and business of the Company as may be reasonably necessary in performing the Partner's duties pursuant to this Agreement.

6. FACILITIES

       The Company shall provide the Partner with a fully furnished office in the Partner's Home Office. The facilities of the Company and LAI shall be generally available to the Partner in the performance of the Partner's duties pursuant to this Agreement, it being understood and contemplated by the parties that all equipment, supplies and office personnel reasonably required for the performance of the Partner's duties under this Agreement shall be provided by and at the sole expense of the Company.

7. ILLNESS OR INCAPACITY, TERMINATION ON DEATH, ETC.

       (a) Death. If the Partner dies during the term of the Partner's employment, the Company shall pay to the estate of the Partner within 30 days after the date of death such Base Salary and any bonus compensation earned as would otherwise have been payable to the Partner up to the end of the month in which the Partner's death occurs and other compensation which would be earned upon collection of accounts receivable resulting from work performed prior to the date of termination pursuant to the Partner Compensation Plan but not yet paid. After receiving the payments provided in this Section 7(a), the Partner and the Partner's estate shall have no further rights under this Agreement (other than those rights already accrued, which shall specifically include the vesting of options as set forth in Section 8(d) hereof).

       (b) Disability. (i) During any period of disability, illness or incapacity during the term of this Agreement which renders the Partner at least temporarily unable to substantially perform the services required under this Agreement, the Partner shall receive the Base Salary payable under Section 3(b) of this Agreement plus any bonus compensation earned and other compensation which would be earned upon collection of accounts receivable resulting from work performed prior to the date of termination for Permanent Disability pursuant to the Partner Compensation Plan but not yet paid, less any cash benefits received by him under any disability insurance paid for by the Company. Upon the Partner's "Permanent Disability" (as defined below), which Permanent Disability continues during the payment periods specified herein, the Company shall pay to the Partner the Base Salary payable under Section 3(b) of this Agreement plus any bonus compensation earned and other compensation which would be earned upon collection of accounts receivable resulting from work performed prior to the date of termination for Permanent Disability pursuant to the Partner Compensation Plan to the end of the month in which the Partner is terminated for Permanent Disability as set forth below, less any cash benefits received by him under any disability insurance paid for by the Company. The Partner may be entitled to receive payments under any disability income insurance which may be carried by, provided by or paid for by the Company from time to time. Upon "Permanent Disability" (as that term is defined in Section 7(b)(ii) below) of the Partner, except as provided in this Section 7(b) and in Section 8(d) below, all rights of the Partner under this Agreement shall terminate (other than rights already accrued).

               (ii) The term "Permanent Disability" as used in this Agreement shall mean, in the event a disability insurance policy is provided or paid for by the Company covering the Partner at such time and is in full force and effect, the definition of permanent disability set forth in such policy. If no such disability policy is so maintained at such time and is then in full force and effect, the term "Permanent Disability" shall mean the inability of the Partner, as reasonably determined by the Board by reason of physical or mental disability to perform the duties required of him under this Agreement for a period of one hundred and twenty (120) days in any one-year period. Successive periods of disability, illness or incapacity will be considered separate periods unless the later period of disability, illness or incapacity is due to the same or related cause and commences less than three months from the ending of the previous period of disability. Upon such determination, the Board may terminate the Partner's employment under this Agreement upon ten (10) days' prior written notice. If any determination of the Board with respect to permanent disability is disputed by the Partner, the parties hereto agree to abide by the decision of a panel of three physicians. The Partner and Company shall each appoint one member, and the third member of the panel shall be appointed by the other two members. The Partner agrees to make himself available for and submit to reasonable examinations by such physicians as may be directed by the Company. Failure to submit to any such examination may be treated by the Company as an admission by the Partner of Permanent Disability.

8. OTHER TERMINATIONS

       (a) By the Partner. (i) The Partner may terminate the Partner's employment hereunder upon giving at least two weeks' prior written notice.

               (ii) If the Partner gives notice pursuant to Section 8(a) above, the Company shall have the right (but not the obligation) to relieve the Partner, in whole or in part, of the Partner's duties under this Agreement, or direct the Partner to no longer perform such duties, or direct that the Partner should no longer report to work, or any combination of the foregoing (an "Early Termination"). In any such event, the Partner shall be entitled to receive only the Base Salary and any bonus compensation earned and other compensation which would be earned upon collection of accounts receivable resulting from work performed prior to the date of termination pursuant to the Partner Compensation Plan but not yet paid, as would otherwise have been payable to the Partner up to the date on which the Company provides for Early Termination or, if there is no Early Termination, the expiration of the two week minimum notice period. If the Partner gives notice pursuant to Section 8(a), upon receiving the payments provided for under this Section 8(a), all rights of the Partner to receive compensation or other payments or benefits under this Agreement (other than rights already accrued) shall terminate.

       (b) Termination for "Good Cause". (i) Except as otherwise provided in this Agreement, the Company may terminate the employment of the Partner hereunder only for "Good Cause," which shall mean (a) the continued refusal or failure of the Partner to make reasonable efforts to carry out his duties as a Partner with the Company as set forth in the Partner Role Definition as in effect on the date of this Agreement and attached as Exhibit B to this Agreement (other than any failure due to physical or mental incapacity), as determined in the reasonable discretion of the LAI Board or the Committee, which has not ceased within a reasonable period (not to exceed 30 days) after a written demand for substantial performance is delivered to the Partner by or on behalf of the Company, which demand shall identify in reasonable detail the manner in which the Company believes that the Partner has not performed such duties and indicates the steps required to be taken to cure such refusal or failure, (b) willful misconduct materially and demonstrably injurious to the Company, financially or otherwise, as determined in the reasonable discretion of the LAI Board or the Committee or (c) the Partner's conviction of or the entering of a plea of nolo contendere to either a felony (excepting any felony traffic offenses, including driving under the influence of alcohol or drugs) or any crime directly related to the Partner's employment by the Company which causes a substantial detriment to the Company. With respect to any proposed termination pursuant to clauses (a) or (b) of the preceding sentence, the Partner may request in writing an opportunity to meet with the LAI Board or the Committee, at or prior to the meeting at which the LAI Board or the Committee will consider whether to terminate this Agreement for Good Cause, to review the matters set forth in the written notice. No termination for Good Cause shall be effected until after any such requested meeting has taken place.

               (ii) If the employment of the Partner is terminated for Good Cause under Section 8(b)(i) of this Agreement, the Company shall pay to the Partner any Base Salary earned prior to the effective date of termination specified by the LAI Board or the Committee but not yet paid and any bonus compensation earned and other compensation which would be earned upon collection of accounts receivable resulting from work performed prior to the date of termination pursuant to the Partner Compensation Plan but not paid to the Partner prior to the effective date of such termination. Under such circumstances, such payments shall be in full and complete discharge of any and all liabilities or obligations of the Company to the Partner hereunder, and the Partner shall be entitled to no further benefits under this Agreement (other than rights already accrued).

               (iii) Termination by the Company of the employment of the Partner other than as expressly specified above in Section 8(b)(i) for Good Cause shall be deemed to be a termination of employment by the Company "Without Good Cause."

       (c) Termination Without Good Cause. (i) Notwithstanding any other provision of this Agreement, the Company shall have the right with or without notice to terminate the Partner's employment Without Good Cause pursuant to the provisions of this Section 8(c). If the Company terminates the Partner's employment with notice, such notice may not provide a termination date more than two weeks after the date on which the notice is delivered to the Partner. If the Company shall terminate the employment of the Partner Without Good Cause effective on a date earlier than the termination date provided for in Section 2 (with the effective date of termination as so identified by the Company being referred to herein as the "Accelerated Termination Date"), the Partner shall continue to receive the Base Salary until the end of the term of this Agreement as provided for in Section 2 or for a period of six months, whichever is longer, plus any bonus compensation earned and other compensation which would be earned upon collection of accounts receivable resulting from work performed prior to the date of such termination pursuant to the terms of the Partner Compensation Plan but not yet paid; provided that, the Company shall have the right to relieve the Partner, in whole or in part, of the Partner's duties under this Agreement, or direct the Partner to no longer perform such duties, or direct that the Partner no longer be required to report to work, or any combination of the foregoing, in each case prior to the Accelerated Termination Date. If the Partner is terminated Without Good Cause pursuant to this provision, the Partner may no longer be required by the Company to perform his duties or report to work after the Accelerated Termination Date.

               (ii) The parties agree that, because there can be no exact measure of the damage that would occur to the Partner as a result of a termination by the Company of the Partner's employment Without Good Cause, the unearned payments and benefits paid and provided pursuant to this Section 8(c), in addition to being consideration for the release required to be delivered pursuant to Section 8(e) of this Agreement, also shall be deemed to constitute full consideration for any such damages and shall be considered as liquidated damages and not a penalty for the Company's termination of the Partner's employment Without Good Cause.

       (d) Vesting of Options. Upon any termination of the Partner's employment for any reason (including without limitation death or Permanent Disability) other than a voluntary termination by the Partner pursuant to Section 8(a) hereof or by the Company for Good Cause pursuant to Section 8(b) hereof, any and all vesting requirements or conditions affecting the Options shall be deemed to be fully satisfied or to have fully accrued and any risk of forfeiture with respect thereto shall be deemed to have lapsed.

       (e) Release. Payment of any compensation to the Partner under this
Section 8 following termination of employment other than any Base Salary or bonus compensation earned and other compensation which would be earned upon collection of accounts receivable resulting from work performed prior to the date of termination pursuant to the Partner Compensation Plan but not yet paid shall be conditioned upon the prior receipt by the Company of a release executed by the Partner in substantially the form attached to this Agreement as Exhibit C.

       (f) Effect on Certain Covenants. Notwithstanding any termination of the Partner's employment, the Partner's covenants set forth in Sections 10, 11 and 12 are intended to and shall remain in full force and effect.

9. DISCLOSURE

       The Partner agrees that during the term of the Partner's employment by the Company, the Partner will disclose only to the Company all ideas, methods, plans, developments or improvements known by him which relate to the business of the Company acquired by the Partner during the Partner's employment by the Company. Nothing in this Section 9 shall be construed as requiring any such communication where the idea, plan, method or development is lawfully protected from disclosure as a trade secret of a third party or by any other lawful prohibition against such communication. The covenants of this Section 9 shall not be violated by ordinary and customary communications with reporters, bankers and securities analysts and other members of the investment community.

10. CONFIDENTIALITY

       The Partner agrees to keep in strict secrecy and confidence any and all information the Partner assimilates or to which the Partner has access during the Partner's employment by the Company and which has not been publicly disclosed and is not a matter of common knowledge in the fields of work of the Company, including but not limited to information regarding the Company's focus account strategy both generally and as it may be directed at particular existing and prospective clients, the Company's past, current and future strategic plans and underlying data and confidential and proprietary information regarding search candidates and companies, including but not limited to that available on the Company's CMS system (collectively, the "Confidential Information"). The Partner agrees that both during and after the term of the Partner's employment by the Company, the Partner will not, without the prior written consent of the Company, disclose any Confidential Information to any third person, partnership, joint venture, company, corporation or other organization. The foregoing covenants shall not be breached to the extent that any such Confidential Information was known to the Partner prior to his employment with the Company or becomes a matter of general knowledge other than through a breach by the Partner. Further, the provisions of this Section 10 shall not apply to the Partner to the extent that they would prevent the Partner from utilizing any information known to him personally and contained in the Partner's personal business plan or contained in the Partner's personal Rolodex or similar personal property about pending or prior executive searches for which the Partner was the originating or engagement partner and which will result in an obligation to pay to the Company the liquidated damages amounts set forth in
Section 12(b) hereof (the "Personally Developed Information"). The foregoing exceptions with respect to the use of Personally Developed Information and the Partner's personal property shall not relieve the Partner of the Partner's obligation upon termination of employment with the Company to promptly return to the Company any and all Company property, including personal property, software, files and materials used or developed by the Partner during the Partner's employment with the Company or Ward Howell (other than Personally Developed Information), regardless of whether such materials are in analog, digital, paper or electronic documents, files or other media forms.

11. NONSOLICITATION OF EMPLOYEES

       (a) General. The Partner hereby acknowledges that, during and as a result of the Partner's employment by the Company, the Partner has received and shall continue to receive: (1) special training and education with respect to executive search research and methods and other related matters, and (2) access to confidential information and business and professional contacts, including contacts with clients and prospective clients of the Company. In consideration of the special and unique opportunities afforded to the Partner by the Company as a result of the Partner's employment, as outlined in the previous sentence, the Partner agrees to the restrictive covenants in this Section 11. The parties hereto also acknowledge that the restrictive covenants in this Section 11 are being entered into between the parties in connection with and as a result of the transactions contemplated by the Merger Agreement.

       (b) Nonsolicitation of Employees. During the term of the Partner's employment, whether pursuant to this Agreement, any automatic or other renewal or extension hereof or otherwise, and, except as may be otherwise herein provided, for a period of two years after the termination of the Partner's employment with the Company for any reason other than termination by the Company Without Good Cause as defined in Section 8(c) of this Agreement, the Partner shall not, directly or indirectly, either as an individual, partner, officer, director, stockholder, executive, advisor, independent contractor, joint venturer, consultant, agent, employee, representative or salesman for any person, firm, partnership, corporation or other entity, or otherwise (1) solicit any of the current or former employees, consultants, directors or officers of the Company, LAI or any of their affiliates to terminate any business relationship with the Company, LAI or any of their affiliates or (2) employ or retain as an independent contractor, consultant or agent any of the current or former employees, consultants, directors or officers of the Company, LAI or any of their affiliates, unless such persons have been separated from any relationship with the Company, LAI or any of their affiliates for at least six
(6) months; unless any such employees, consultants, directors or officers of the Company,

LAI or any of their affiliates are or have been terminated by the Company, LAI or any of their affiliates.

       (c) Extension of Time. The period of time during which the Partner is prohibited from engaging in certain business practices pursuant to Section 11 shall be extended by any length of time during which the Partner is in breach of such covenant.

       (d) Essential Element. It is understood by and between the parties hereto that the foregoing restrictive covenants set forth in this Section 11 are essential elements of this Agreement, and that, but for the agreement of the Partner to comply with such covenants, the Company would not have agreed to enter into this Agreement. Such covenants by the Partner shall be construed as agreements independent of any other provision in this Agreement.

12. REMEDIES

         (a) Specific Performance. The Partner agrees that damages at law will be an insufficient remedy to the Company if the Partner violates the terms of Sections 9, 10 or 11 of this Agreement and that the Company would suffer irreparable damage as a result of any such violation. Accordingly, it is agreed that the Company shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of such Sections, which injunctive relief shall be in addition to any other rights or remedies available to the Company hereunder. The parties consent to the modification or termination of any injunctive relief obtained pursuant to this
Section 12(a) in accordance with and upon the entry of a final decision obtained in arbitration pursuant to Section 12(c) of this Agreement with respect to the subject matter of any such injunction.

       (b) Liquidated Damages. The Partner agrees that no exact measure of the damage caused to the Company if this Agreement is terminated by the Partner pursuant to Section 8(a) hereof or by the Company for Good Cause as defined in
Section 8(b) hereof can be determined, and, therefore, for the purpose of liquidating the amount of damages and not as a penalty, it is agreed that in the case of a termination of this Agreement by the Partner pursuant to Section 8(a) hereof or by the Company for Good Cause as defined in Section 8(b) hereof, and in addition to the injunctive relief provided for by Section 12(a) above, the damages caused shall be and are fixed, liquidated and determined at an amount, payable in cash, which shall be equal to the sum of (i), (ii) and (iii) below; provided, however, that this Section 12(b) shall not apply in the case of termination of this Agreement by the Company for Good Cause as defined in
Section 8(b) hereof if such termination for Good Cause is based on the Partner's failure to comply with the second or fourth bullet points under "Professionalism", the sixth bullet point under "Quality," or any of the bullet points under "Partnership" set forth in the Partner Role Definition attached to this Agreement as Exhibit B.

               (i) If the date of termination occurs on or before one year after the date of execution of this Agreement, a lump sum cash payment in the amount of $Liquidated Damages (the "Lump Sum Liquidated Damage Payment"); if the termination date occurs more than one year after the date of execution of this Agreement, but no later than the end of the second year after such execution, a lump sum cash payment equal to two-thirds (2/3) of the Lump Sum Liquidated Damage Payment; if the termination date occurs more than two years after the date of execution of this Agreement but before the expiration of the three-year term of this Agreement, a lump sum cash payment equal to one-third (1/3) of the Lump Sum Liquidated Damage Payment; and if the termination date occurs more than three years after the date of execution of this Agreement, no Lump Sum Liquidated Damage Payment shall be made.

               (ii) Fifty percent (50%) of the gross fee revenues derived by the Partner personally or by any entity with which Partner becomes employed or otherwise associated (whichever is greater) from any executive search work performed or assignment obtained as a result of or in connection with Competition by the Partner with the Company as defined below during the remainder of the unexpired term of this Agreement (the "Competition Period"), including revenues paid later than the Competition Period as a result of work performed during the Competition Period, to the extent that such revenues are generated from existing clients of LAI or any of its affiliates as of the date of this Agreement or from new clients of the Company, LAI or any of their affiliates acquired after the date of this Agreement which are not set forth on Exhibit D hereto. If the date of termination occurs within 90 days after the occurrence of any "Pivotal Change in Control of LAI," as that term is defined in
Section 12(b)(v), the Partner's obligation to make payment to the Company of the amounts set forth in this Section 12(b)(ii) shall terminate.

               (iii) Thirty-five percent (35%) of the gross fee revenues derived by the Partner personally or by any entity with which Partner becomes employed or otherwise associated (whichever is greater) from any executive search work performed or assignment obtained as a result of or in connection with Competition by the Partner with the Company as defined below during the remainder of the unexpired term of this Agreement, including revenues paid later than the Competition Period as a result of work performed during the Competition Period, to the extent that such revenues are generated from the clients of Ward Howell as listed on Exhibit D. If the date of termination occurs within 90 days after the occurrence of any "Pivotal Change in Control of LAI," as that term is defined in Section 12(b)(v), the Partner's obligation to make payment to the Company of the amounts set forth in this Section 12(b)(iii) shall terminate.

               (iv) "Competition" by the Partner with the Company for purposes of this Section 12 shall be defined as any of the following actions taken by the Partner, directly or indirectly, either as an individual, partner, officer, director, stockholder, executive, advisor, independent contractor, joint venturer, consultant, agent, employee, representative or salesman for any person, firm, partnership, corporation or other entity, or otherwise, during the Competition Period: (1) soliciting or counseling any third person, partnership, joint venture, company, corporation, association or other organization that is or was a client (including for purposes of this clause (1) and not for purposes of clause (2) below, any individual who is or was an employee, principal, partner, officer or director of a client) of the Company, LAI, Ward Howell, or any of their affiliates, regardless of such person's or entity's location, to terminate any business relationship with the Company, LAI, Ward Howell or any of their affiliates and/or to commence a similar business relationship with any other individual or entity; (2) accepting, with or without solicitation, any business from any third person, partnership, joint venture, company, corporation, association or other organization that is or was a client of the Company, LAI, Ward Howell or any of their affiliates, regardless of such person's or entity's location.

               (v) "Pivotal Change in Control of LAI" shall mean any of the following: (1) the acquisition of "beneficial ownership" as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "1934 Act") of LAI's securities comprising 51% or more of the combined voting power of LAI's outstanding securities by any "person" (as that term is used in Sections 13(d) and 14(d)(2) of the 1934 Act), but shall not include any acquisition or ownership by (X) LAI, (Y) any trustee or fiduciary acting in that capacity for an employee benefit plan sponsored by LAI or (Z) persons who prior to any such acquisition were employees of the Company, LAI and any subsidiary of the Company or LAI and, in each of the foregoing, each such person's "affiliates" and "associates" (as those terms are defined under the 1934 Act), (2) the failure of the "Incumbent Directors" (as defined below) to constitute at least a majority of all directors of LAI (for these purposes, "Incumbent Directors" means individuals who were the directors of LAI on January 1, 1998, and, after his or her election, any individual becoming a director subsequent to January 1, 1998, whose election, or nomination for election by LAI's stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Directors, except that no individual shall be considered an Incumbent Director who is not recommended by management and whose initial assumption of office as a director is in connection with an actual or threatened "election contest" relating to the "election of directors" of LAI, as such terms are used in Rule 14a-11 of Regulation 14A under the 1934 Act; (3) the closing of a sale of all or substantially all of the assets of LAI; or (4) the closing of a merger or consolidation involving LAI in which LAI is not the surviving corporation and then only if immediately following such merger or consolidation, less than a majority of the surviving corporation's outstanding voting stock is held by persons who were stockholders of LAI immediately prior to such merger or consolidation.

       (c) Mandatory Arbitration.

               (i) General. Should any dispute arise among or between one or more of the parties to this Agreement relating to this Agreement, the interpretation of any provision hereof, or any of the rights or obligations hereunder of any of the parties to this Agreement, then at the election of any party involved in such dispute, such dispute shall be resolved finally by a single arbitrator (who, to the extent reasonably practical in accordance with the rules and procedures of the American Arbitration Association, will be a retired judge) in an arbitration proceeding conforming to the rules of the American Arbitration Association applicable to commercial arbitrations. If the arbitration proceeding would qualify as an expedited arbitration proceeding pursuant to the rules of the American Arbitration Association based on the amount in controversy, the rules applicable to expedited arbitrations shall apply.

               (ii) Appointment of Arbitrator. The arbitrator shall be appointed as follows: the party not electing to submit the matter to arbitration (the "Non-Electing Party") shall provide to the other (the "Electing Party") a list of three proposed arbitrators, each of whom shall be knowledgeable as to matters that are the subject of the dispute and each of whom shall be completely independent of and with no prior affiliation or direct or indirect relationship with any party or any of their affiliates. The Electing Party shall then select the arbitrator from such list or, if all such proposed arbitrators are reasonably unacceptable to such party, so advise the Non-Electing Party, whereupon such party shall prepare a new list of three proposed arbitrators and the selection process shall begin anew.

               (iii) Location of Arbitration. The arbitration shall take place in the closest of Atlanta, Georgia, Chicago, Illinois, Houston, Texas, Los Angeles, California, New York, New York, Phoenix, Arizona or Tampa, Florida, to the city in which the Partner's Home Office is located.

               (iv) Effect of Arbitration. The decision of such arbitrator shall be final and binding upon the parties, and such decision shall be enforceable as a judgment in a court of competent jurisdiction. Other than the Company's right to seek specific performance by way of injunctive relief to enforce the provisions of Sections 9, 10 and 11 set forth in Section 12(a) above, each party to this Agreement covenants not to institute any suit or other proceeding in any court with respect to any matter arising under or pursuant to or directly or indirectly relating to this Agreement, the subject matter hereof or the other agreements, documents and instruments delivered or required to be delivered hereunder or in connection herewith unless the intended subject matter thereof has first been submitted for arbitration in accordance with the foregoing procedure and such arbitration proceeding has been completed.

               (v) Confidentiality of Arbitration. In order to maintain the confidentiality of the dispute intended to be resolved by arbitration as provided in this Agreement as well as the information adduced and contentions asserted in any such arbitration, the parties agree to maintain in strict confidence and agree to neither make nor suffer any public disclosure of the fact of, contentions or evidence, discovered, developed or introduced in and the result of any such arbitration; provided, however, the foregoing to the contrary notwithstanding, that the Company may make public disclosures regarding the existence of the arbitration, the nature of the dispute and the results thereof as may be necessary or appropriate to satisfy the Company's disclosure obligations under applicable securities or other laws.

13. MISCELLANEOUS

       (a) Waiver of Breach. The waiver by either party to this Agreement of a breach of any of the provisions of this Agreement by the other party shall not be construed as a waiver of any subsequent breach by such other party.

       (b) Compliance With Other Agreements. The Partner represents and warrants that the execution of this Agreement by him and the Partner's performance of the Partner's obligations hereunder will not conflict with, result in the breach of any provision of or the termination of or constitute a default under any agreement to which the Partner is a party or by which the Partner is or may be bound.

       (c) Binding Effect; Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. This Agreement is a personal employment contract and the rights, obligations and interests of the Partner hereunder may not be sold, assigned, transferred, pledged or hypothecated.

       (d) Entire Agreement. This Agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof. This

Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought.

       (e) Headings, Etc. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Use of the term "Partner" is for the convenience of the parties and is not intended to alter the employee-employer relationship between the Company as a corporation and the Partner as an employee of a corporation described in this Agreement.

       (f) Florida Law. This Agreement shall be construed pursuant to and governed by the substantive laws of the State of Florida (except that any provision of Florida law shall not apply if the application of such provision would result in the application of the law of a state or jurisdiction other than Florida).

       (g) Venue; Process. To the extent it is necessary to resolve any disputes arising under this Agreement, and the agreements and instruments and documents contemplated hereby in a court and resolution by a court is consistent with the provisions of Section 12, the parties to this Agreement agree that jurisdiction and venue in any action brought pursuant to this Agreement to enforce its terms or otherwise with respect to the relationships between the parties shall properly lie in the Circuit Court of the Thirteenth Judicial Circuit of the State of Florida in and for Hillsborough County (the "Circuit Court") or in the United States District Court for the Middle District of Florida, Tampa Division or in any state or federal court located in Chicago, Illinois, Los Angeles, California and New York, New York. Such jurisdiction and venue are merely permissive; jurisdiction and venue shall also continue to lie in any court where jurisdiction and venue would otherwise be proper. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by statute or rule of court. The parties agree that they will not object that any action commenced in the foregoing jurisdictions is commenced in a forum non conveniens.

       (h) Severability. Any provision of this Agreement which is determined pursuant to arbitration under Section 12 of this Agreement (or to the extent it is necessary to resolve any disputes arising under this Agreement, and the agreements and instruments and documents contemplated hereby in a court and resolution by a court is consistent with the provisions of Section 12, by a court of competent jurisdiction) to be prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction. In any such case, such determination shall not affect any other provision of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect. If any provision or term of this Agreement is susceptible to two or more constructions or interpretations, one or more of which would render the provision or term void or unenforceable, the parties agree that a construction or interpretation which renders the term or provision valid shall be favored.

       (i) Enforcement. If after written demand to comply with the obligations of one of the parties to this Agreement served in writing on the other, compliance or reasonable assurance of compliance is not forthcoming, and the party demanding compliance engages the services of an attorney to enforce rights under this Agreement, the prevailing party in any action shall be entitled to recover all reasonable costs and expenses of enforcement (including reasonable attorneys' fees and reasonable expenses during investigation, before litigation or arbitration, and at trial and in appellate proceedings). In addition, each of the parties agrees to indemnify the other in respect of any and all claims, losses, costs, liabilities and expenses, including reasonable fees and reasonable disbursements of counsel (during investigation prior to initiation of litigation or arbitration and at trial and in appellate proceedings if litigation ensues), directly or indirectly resulting from or arising out of a breach by the other party of their respective obligations hereunder. The parties' costs of enforcing this Agreement shall include prejudgment interest. Additionally, if any party incurs any out-of-pocket expenses in connection with the enforcement of this Agreement, all such amounts shall accrue interest at 10% per annum (or such lower rate as may be required to avoid any limit imposed by applicable law) commencing 30 days after any such expenses are incurred.

       (j) Notices. All notices which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy or similar electronic transmission method; one working day after it is sent, if sent by recognized expedited delivery service; and three days after it is sent, if mailed, first class mail, certified mail, return receipt requested, with postage prepaid. In each case notice shall be sent to:

     To the Company:                         LAMALIE ASSOCIATES, INC.
                                             Suite 220E
                                             3903 Northdale Boulevard
                                             Tampa, FL  33624
                                             Attn: Chief Financial Officer
                                             Fax: (813) 962-2138

       To the Partner at the Partner's address as set forth on the first page of this Agreement, or to such other address as either party may specify by written notice to the other.

       (k) LAI Guaranty. LAI unconditionally guarantees the full and prompt performance by the Company of all of the Company's duties and obligations under this Agreement.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

ATTEST:                                 LAMALIE ASSOCIATES, INC.

(Corporate Seal)

________________________________        By:____________________________________
Secretary                                  Robert L. Pearson, President

                                             "LAI"





ATTEST:                                 WARD HOWELL INTERNATIONAL, INC.

(Corporate Seal)
                                        By:
--------------------------------           -------------------------------
Secretary

                                                     "Company"

Witnesses:

--------------------------------         --------------------------------------
                                         Shareholder

--------------------------------
As to Partner

                                                     "Partner"